PARTIAL ASSIGNMENT AND ASSUMPTION OF AGREEMENT AND CONSENT

THIS PARTIAL ASSIGNMENT AND ASSUMPTION OF AGREEMENT AND CONSENT (“Agreement”) is made and entered into this 9th day of January, 2017, by and between HFT Enterprises, LLC, a Nevada limited liability company (“Assignor”), LeRoy Landhuis (“Assignee”), and FieldPoint Petroleum Corporation, a Colorado corporation (“Fieldpoint”).

RECITALS

WHEREAS, Assignor and FieldPoint entered into that certain Stock and Mineral Interest Purchase Agreement dated August 12, 2016, as amended on January 6, 2017 (the “Agreement”); and,

WHEREAS, Assignor desires to assign to Assignee a portion of Assignor’s right and obligation under the Agreement to purchase shares of FieldPoint common stock and Assignee desires to assume Assignor’s obligation to purchase those shares; and

WHEREAS, Fieldpoint is willing to consent to such assignment and transfer of a portion of Assignor’s obligations under the Agreement under the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Assignment.  Effective as of the date hereof Assignor hereby assigns to Assignee the right and obligation of Assignor under the Agreement to purchase an aggregate of 442,282 shares of FieldPoint common stock at a price of $0.45 per share on or before January 15, 2017.

2.  Assumption.  Each Assignee hereby assumes, covenants and agrees to purchase the shares of Fieldpoint common stock in accordance with paragraph 1 of this Assignment.

3.  FieldPoint’s Consent to Assignment.  FieldPoint hereby consents to this assignment by Assignor to Assignee as provided in this Agreement.  Such consent is expressly conditioned upon Assignee’s acknowledgment and agreement that neither this consent nor anything contained in this Agreement shall be deemed to modify, alter, amend, or waive any provisions of the Agreement.

4.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be deemed the same as originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ASSIGNOR:

ASSIGNEE:

HFT Enterprises, LLC

LeRoy Landhuis

By:   /s/ Mike Herman

/s/   LeRoy Landhuis

Mike Herman, its Manager

FIELDPOINT PETROLEUM CORPORATION:

By:  /s/ Phillip Roberson

Phillip Roberson, President

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